EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.

CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Eric Boyriven / Alexandra Tramont (212) 850-5600

Linden Alschuler & Kaplan, Inc. Media: Lisa Linden / Mollie Fullington 212-575-4545 / 917-346-6123

EMCOR GROUP, INC. REPORTS THIRD QUARTER 2011 RESULTS

- Revenues increase 21.5% to $1.48 billion; organic growth of 9.6% -
- Third quarter diluted EPS from continuing operations of $0.47 -
- 2011 diluted EPS guidance from continuing operations is revised to $1.75 to $1.85 -

NORWALK, CONNECTICUT, October 27, 2011 – EMCOR Group, Inc. (NYSE: EME) today reported results for the third quarter ended September 30, 2011.

As previously announced, the Company completed the sale of its Canadian subsidiary, Comstock Canada, in August 2011.  Accordingly, Comstock’s results for the 2011 third quarter and all prior periods have been classified as discontinued operations.

For the third quarter of 2011, net income from continuing operations attributable to EMCOR was $32.3 million, or $0.47 per diluted share, compared to a net loss from continuing operations attributable to EMCOR of $172.6 million, or $(2.60) per diluted share, in the third quarter of 2010.  Excluding a pre-tax, non-cash impairment charge in the 2010 third quarter of $226.2 million, or $3.09 per diluted share after-tax, non-GAAP net income from continuing operations for the third quarter of 2010 was $33.9 million, or $0.49 per diluted share.

Revenues increased 21.5% to $1.48 billion in the third quarter of 2011, compared to revenues of $1.22 billion in the year ago period.  Organic revenue growth in the quarter was 9.6%.

Operating income for the third quarter of 2011 was $56.5 million, or 3.8% of revenues.  For the third quarter of 2010, including the above-mentioned non-cash impairment charge, the Company reported an operating loss of $168.2 million.  Excluding the non-cash impairment charge, the Company’s non-GAAP operating income for the third quarter of 2010 was $58.0 million, or 4.8% of revenues.

Please see the attached tables for a reconciliation of non-GAAP operating income, non-GAAP net income and non-GAAP diluted earnings per share to the comparable GAAP figures.

– MORE –

EMCOR Reports Third Quarter Results	Page 2

Selling, general and administrative expenses (“SG&A”) were $131.8 million, or 8.9% of revenues, in the third quarter of 2011, compared to $113.3 million, or 9.3% of revenues, in the 2010 third quarter.  SG&A for the third quarter of 2011 includes $0.1 million in transaction expenses related to the Company’s previously announced acquisition of USM Services Holdings, Inc. (“USM”).  The Company incurred transaction expenses related to the purchase of USM of approximately $4.6 million to date.

Inclusive of discrete items, the income tax rate in the third quarter of 2011 was 39.4%.  The increase in the rate was attributable to a reduced corporate tax rate enacted in the U.K. resulting in the revaluation of net deferred tax assets, among other items.  As a result of this enacted tax rate change, the Company expects a tax rate of approximately 39.0% for full year 2011.

Net income for the third quarter of 2011 of $40.8 million included $8.4 million of income from discontinued operation, of which $9.0 million represented a gain on the sale of Comstock.  For the third quarter of 2010, the Company reported a net loss of $175.6 million, which included the above-mentioned non-cash impairment charge and a loss of $3.0 million from discontinued operation.

Excluding Comstock Canada from the current quarter and prior periods, the Company’s backlog as of September 30, 2011 was $3.54 billion, an increase of 22.9% over backlog of $2.88 billion from a year ago.  Organic growth in backlog was 0.6% over the year ago period and unchanged from backlog at the end of the second quarter of 2011.  The increase in the Company’s September 30, 2011 backlog compared to the same period last year reflects growth in the commercial, institutional and industrial sectors, which offset declines in the healthcare, hospitality/gaming and water/wastewater sectors.  Organic backlog related to the commercial sector increased 59% year-over-year and represented 26% of total backlog as of September 30, 2011, compared to 14% a year ago.

Tony Guzzi, President and Chief Executive Officer of EMCOR Group, commented, “Our third quarter results continued to track our expectations and reflected the strength of our business model across the economic cycle.  We saw solid performance from the majority of our business units, approximately break-even results excluding amortization of identifiable intangible assets, as expected, from USM during its first full quarter and a fifth consecutive quarter with a book-to-bill ratio of 1.0 or better.  We generated organic revenue growth as our team continued to execute at high levels across key end markets, including solid performance within our facilities services segment during a seasonal low point for its business.  At the same time, we maintained a diligent focus on cost management, which has resulted in consistent declines in SG&A relative to revenues since the beginning of the year.”

Mr. Guzzi continued, “Throughout the year, we have undertaken a number of actions to diversify our business and strengthen our earnings profile over the longer-term, and we continue to be pleased with the progress we are making on these fronts.  The integration of USM remains on track, as we have begun to implement the synergies we identified as part of that transaction, and we are pursuing sales opportunities that are now available to the combined organizations.  We also completed the sale of Comstock, a transaction that will allow us to enhance our returns going forward by focusing on our core operations.  Our characteristically strong cash flows and balance sheet have allowed us to generate additional value for shareholders through the recent initiation of a $0.05 per share quarterly dividend and a $100 million share repurchase program.”

– MORE –

EMCOR Reports Third Quarter Results	Page 3

Mr. Guzzi concluded, “While the timing of a recovery in the broader market is difficult to predict, entering the fourth quarter of 2011, EMCOR Group is well positioned for the future.  We have taken steps to moderate the cyclicality and seasonality of our business and are focusing our efforts on those initiatives that will yield the best returns for the Company and our shareholders. We are pleased with our organic revenue and overall backlog growth and are encouraged by the increased commercial/industrial component of the backlog in the face of market conditions that remain uncertain and challenging.  As a result, assuming the continuation of current market conditions, we continue to expect to generate revenue in 2011 of approximately $5.5 billion, and now expect diluted EPS from continuing operations of $1.75 to $1.85.”

For the first nine months of 2011, net income from continuing operations attributable to EMCOR was $85.4 million, or $1.24 per diluted share. Income from continuing operations included pre-tax transaction expenses of $4.6 million, or $0.05 per diluted share after-tax, related to the acquisition of USM.  For the first nine months of 2010, the Company reported a net loss from continuing operations attributable to EMCOR of $127.5 million, or $(1.92) per diluted share.  The loss included the above-mentioned $226.2 million charge, as well as a $19.9 million, or $0.18 per diluted share after-tax, non-cash impairment charge in the 2010 second quarter, and a pre-tax gain of $7.9 million, or $0.12 per diluted share after-tax, in the 2010 second quarter from the gain on the sale of the Company’s equity interest in its Middle East venture.

Excluding 2011’s pre-tax USM acquisition transaction costs, as well as all of the 2010 non-cash impairment charges and the gain on the Middle East sale, non-GAAP net income from continuing operations for the first nine months of 2011 was $88.8 million, or $1.29 per diluted share, compared to $83.1 million, or $1.22 per diluted share, for the first nine months of 2010.

Revenues for the first nine months of 2011 increased 15.3% to $4.10 billion, compared to $3.55 billion for the first nine months of 2010.  Organic revenue growth for the first nine months of 2011 was 7.2%.

Operating income in the first nine months of 2011 was $148.4 million, or 3.6% of revenues, compared to an operating loss of $97.3 million, or (2.7%) of revenues, a year ago.  Operating income for the 2011 nine-month period included the USM transaction expenses of $4.6 million discussed above.  Excluding these expenses, the Company’s non-GAAP operating income for the 2011 nine-month period was $153.0 million, or 3.7% of revenues.  For the 2010 nine-month period, operating income included the $246.1 million pre-tax non-cash impairment charge discussed above.  Excluding this non-cash impairment charge, the Company’s non-GAAP operating income for the first nine months of 2010 was $148.8 million, or 4.2% of revenues.

For the first nine months of 2011, SG&A totaled $370.2 million, or 9.0% of revenues, and included the $4.6 million in transaction expenses discussed above.  SG&A for the first nine months of 2010 was $342.9 million, or 9.7% of revenues.

Net income for the 2011 nine-month period was $94.2 million and included $8.7 million of income from discontinued operation.  For the nine-month period of 2010, the Company reported a net loss of $126.7 million, which included the above-mentioned non-cash impairment charge and income of $0.8 million from discontinued operation.

– MORE –

EMCOR Reports Third Quarter Results	Page 4

Please see the attached tables for a reconciliation of non-GAAP operating income, non-GAAP net income and non-GAAP diluted earnings per share to the comparable GAAP figures.

EMCOR Group, Inc. is a Fortune 500® worldwide leader in mechanical and electrical construction services, energy infrastructure and facilities services.  This press release and other press releases may be viewed at the Company’s Web site at www.emcorgroup.com.

EMCOR Group’s third quarter conference call will be available live via internet broadcast today, Thursday, October 27, at 10:30 AM Eastern Daylight Time.  You can access the live call through the Home Page of the Company’s Web site at www.emcorgroup.com.

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995.  Any such comments are based upon information available to EMCOR management and its erception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements.  These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Accordingly these statements are no guarantee of future performance.  Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business and that the USM business will not be integrated successfully and that the cost savings from the USM transaction may not be fully realized or may take longer to realize than expected or that disruption from the transaction may make it more difficult to maintain relationships with customers, employees or suppliers.  Certain of the risks and factors associated with EMCOR’s business are also discussed in the Company’s 2010 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission.  All these risks and factors should be taken into account in evaluating any forward-looking statements.

– MORE –

EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues	$1,482,241	$1,220,083	$4,095,497	$3,551,218
Cost of sales	1,293,974	1,048,638	3,575,865	3,059,171
Gross profit	188,267	171,445	519,632	492,047
Selling, general and administrative expenses	131,780	113,320	370,164	342,934
Restructuring expenses	--	148	1,099	346
Impairment loss on goodwill and identifiable intangible assets	--	226,152	--	246,081
Operating income (loss)	56,487	(168,175)	148,369	(97,314)
Interest expense, net	2,412	2,520	6,931	7,301
Gain on sale of equity investment	--	--	--	7,900
Income (loss) from continuing operations before income taxes	54,075	(170,695)	141,438	(96,715)
Income tax provision	21,014	844	53,999	27,712
Income (loss) from continuing operations	33,061	(171,539)	87,439	(124,427)
Income (loss) from discontinued operation, net of income taxes	8,422	(3,025)	8,742	836
Net income (loss) including noncontrolling interests	41,483	(174,564)	96,181	(123,591)
Less: Net income attributable to noncontrolling interests	725	1,061	2,020	3,076

Net income (loss) attributable to EMCOR Group, Inc.	$40,758	$(175,625)	$94,161	$(126,667)

Basic earnings (loss) per common share – continuing operations:	$0.48	$(2.60)	$1.28	$(1.92)
Basic earnings (loss) per common share – discontinued operation:	$0.13	$(0.04)	$0.13	$0.01

Diluted earnings (loss) per common share – continuing operations:	$0.47	$(2.60)	$1.24	$(1.92)
Diluted earnings (loss) per common share – discontinued operation:	$0.13	$(0.04)	$0.13	$0.01

Weighted average shares of common stock outstanding: Basic Diluted	66,956,575 68,415,196	66,400,105 66,400,105	66,871,872 68,530,173	66,344,180 66,344,180

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited) September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$476,366	$710,836
Accounts receivable, net	1,138,777	1,090,927
Costs and estimated earnings in excess of billings on uncompleted contracts	108,233	88,253
Inventories	38,774	32,778
Prepaid expenses and other	64,165	57,373
Total current assets	1,826,315	1,980,167

Investments, notes and other long-term receivables	5,951	6,211
Property, plant & equipment, net	97,147	88,615
Goodwill	566,752	406,804
Identifiable intangible assets, net	380,621	245,089
Other assets	22,387	28,656
Total assets	$2,899,173	$2,755,542

LIABILITIES AND EQUITY
Current liabilities:
Borrowings under revolving credit facility	$--	$--
Current maturities of long-term debt and capital lease obligations	1,229	489
Accounts payable	398,560	416,715
Billings in excess of costs and estimated earnings on uncompleted contracts	429,191	456,690
Accrued payroll and benefits	194,496	192,407
Other accrued expenses and liabilities	211,730	166,398
Total current liabilities	1,235,206	1,232,699

Borrowings under revolving credit facility	150,000	150,000
Long-term debt and capital lease obligations	2,200	1,184
Other long-term obligations	261,890	208,814
Total liabilities	1,649,296	1,592,697

Equity:
Total EMCOR Group, Inc. stockholders’ equity	1,239,255	1,152,943
Noncontrolling interests	10,622	9,902
Total equity	1,249,877	1,162,845
Total liabilities and equity	$2,899,173	$2,755,542

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2011 and 2010
(In thousands) (Unaudited)

	2011	2010
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$96,181	$(123,591)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,990	19,020
Amortization of identifiable intangible assets	18,816	11,484
Deferred income taxes	4,141	(7,387)
Gain on sale of discontinued operation, net of income taxes	(9,021)	--
Gain on sale of equity investments	--	(12,409)
Excess tax benefits from share-based compensation	(859)	(304)
Equity income from unconsolidated entities	(1,015)	(594)
Non-cash expense for impairment of goodwill and identifiable intangible assets	--	246,081
Other non-cash items	4,806	7,118
Supplemental defined benefit plan contribution	--	(25,916)
Distributions from unconsolidated entities	576	866
Changes in operating assets and liabilities	(74,943)	(144,116)
Net cash provided by (used in) operating activities	58,672	(29,748)

Cash flows from investing activities:
Payments for acquisitions of businesses, net of cash acquired, and related earn-out agreements	(301,828)	(11,465)
Proceeds from sale of discontinued operation, net of cash sold	26,627	--
Proceeds from sale of equity investments	--	25,570
Proceeds from sale of property, plant and equipment	375	532
Purchase of property, plant and equipment	(19,495)	(13,970)
Investment in and advances to unconsolidated entities and joint ventures	(28)	(65)
Net cash (used in) provided by investing activities	(294,349)	602

Cash flows from financing activities:
Proceeds from revolving credit facility	--	153,000
Repayments of revolving credit facility	--	(3,000)
Repayments of long-term debt and debt issuance costs	(16)	(200,824)
Repayments of capital lease obligations	(655)	(273)
Payment for contingent consideration arrangement	(1,118)	--
Proceeds from exercise of stock options	1,997	1,119
Shares tendered to satisfy minimum tax withholding	(1,256)	(875)
Issuance of common stock under employee stock purchase plan	1,722	1,750
Distributions to noncontrolling interests	(1,300)	(1,700)
Excess tax benefits from share-based compensation	859	304
Net cash provided by (used in) financing activities	233	(50,499)
Effect of exchange rate changes on cash and cash equivalents	974	(6,219)
Decrease in cash and cash equivalents	(234,470)	(85,864)
Cash and cash equivalents at beginning of year	710,836	726,975
Cash and cash equivalents at end of period	$476,366	$641,111

EMCOR GROUP, INC.
SEGMENT INFORMATION
 (In thousands) (Unaudited)

	For the three months ended September 30,
	2011	2010

Revenues from unrelated entities:

United States electrical construction and facilities services	$290,337	$301,183
United States mechanical construction and facilities services	516,587	431,485
United States facilities services	536,131	375,011
Total United States operations	1,343,055	1,107,679
United Kingdom construction and facilities services	139,186	112,404
Other international construction and facilities services	--	--
Total worldwide operations	$1,482,241	$1,220,083

	For the nine months ended September 30,
	2011	2010

Revenues from unrelated entities:

United States electrical construction and facilities services	$865,390	$848,136
United States mechanical construction and facilities services	1,407,992	1,271,237
United States facilities services	1,437,170	1,097,303
Total United States operations	3,710,552	3,216,676
United Kingdom construction and facilities services	384,945	334,542
Other international construction and facilities services	--	--
Total worldwide operations	$4,095,497	$3,551,218

EMCOR GROUP, INC.
SEGMENT INFORMATION
 (In thousands) (Unaudited)
	For the three months ended September 30,
	2011	2010

Operating income (loss):

United States electrical construction and facilities services	$17,137	$25,435
United States mechanical construction and facilities services	33,527	27,845
United States facilities services	17,155	13,272
Total United States operations	67,819	66,552
United Kingdom construction and facilities services	1,757	1,752
Other international construction and facilities services	--	--
Corporate administration	(13,089)	(10,179)
Restructuring expenses	--	(148)
Impairment loss on goodwill and identifiable intangible assets	--	(226,152)
Total worldwide operations	56,487	(168,175)

Other corporate items:
Interest expense	(2,824)	(3,162)
Interest income	412	642
Gain on sale of equity investment	--	--
Income (loss) from continuing operations before income taxes	$54,075	$(170,695)

	For the nine months ended September 30,
	2011	2010
Operating income (loss):

United States electrical construction and facilities services	$57,983	$51,844
United States mechanical construction and facilities services	79,513	76,796
United States facilities services	47,314	46,993
Total United States operations	184,810	175,633
United Kingdom construction and facilities services	8,150	11,120
Other international construction and facilities services	--	(99)
Corporate administration	(43,492)	(37,541)
Restructuring expenses	(1,099)	(346)
Impairment loss on goodwill and identifiable intangible assets	--	(246,081)
Total worldwide operations	148,369	(97,314)

Other corporate items:
Interest expense	(8,374)	(9,317)
Interest income	1,443	2,016
Gain on sale of equity investment	--	7,900
Income (loss) from continuing operations before income taxes	$141,438	$(96,715)

EMCOR GROUP, INC.
RECONCILIATION OF 2011 AND 2010 OPERATING INCOME
(In thousands) (Unaudited)

In our press release, we provide actual 2011 and 2010 third quarter and year-to-date September 30, 2011 and 2010 operating income.  The following table provides a reconciliation between 2011 and 2010 operating income based on non-GAAP measures to the most direct comparable GAAP measures.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010

GAAP Operating income (loss)	$56,487	$(168,175)	$148,369	$(97,314)

Impairment loss on goodwill and identifiable intangible assets	--	226,152	--	246,081

Pre-tax transaction expenses related to the acquisition of USM Holdings, Inc.	111	--	4,642	--

Non-GAAP operating income, excluding impairment loss on goodwill and identifiable intangible assets and pre-tax USM acquisition expenses	$56,598	$57,977	$153,011	$148,767

EMCOR GROUP, INC.
RECONCILIATION OF 2011 AND 2010 NET INCOME
(In thousands) (Unaudited)

In our press release, we provide actual 2011 and 2010 third quarter and year-to-date September 30, 2011 and 2010 net income from continuing operations attributable to EMCOR Group, Inc.  The following table provides a reconciliation between 2011 net income attributable to EMCOR Group, Inc. based on non-GAAP measures to the most direct comparable GAAP measures.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010

GAAP net income (loss) from continuing operations attributable to EMCOR Group, Inc. (1)	$32,336	$(172,600)	$85,419	$(127,503)

Impairment loss on goodwill and identifiable intangible assets (2)	--	206,539	--	218,495

2010 Qtr. 2 gain on sale of equity investment (3)	--	--	--	(7,900)

Transaction expenses related to the acquisition of USM Holdings, Inc. (4)	98	--	3,404	--

Non-GAAP net income from continuing operations attributable to EMCOR Group, Inc., excluding impairment loss on goodwill and identifiable intangible assets, gain on sale of equity investment and USM transaction expenses	$32,434	$33,939	$88,823	$83,092

(1)      Amount is income (loss) from continuing operations less net income attributable  to noncontrolling interest
(2)      Amount is net of tax effect of $19.6 million in the quarter and $27.6 million in the nine-month period
(3)      Amount is net of tax effect which is zero due to the release of a valuation allowance related to capital loss carryforwards
(4)      Amount is net of tax effect of $0.0 million in the quarter and $1.2 million in the nine-month period

EMCOR GROUP, INC.
RECONCILIATION OF THREE AND NINE MONTH 2011 AND 2010 DILUTED
EARNINGS PER SHARE FIGURES
(Unaudited)

In our press release, we provide actual 2011 and 2010 third quarter and year-to-date September 30, 2011 and 2010 diluted earnings per share from continuing operations.  The following table provides a reconciliation between 2011 and 2010 EPS based on non-GAAP measures to the most direct comparable GAAP measures.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010

GAAP Diluted earnings (loss) per common share from continuing operations	$0.47	$(2.60)	$1.24	$(1.92)

Impairment loss on goodwill and identifiable intangible assets (1)	--	3.09	--	3.26

Qtr. 2 gain on sale of equity investment (2)	--	--	--	(0.12)

Transaction expenses related to the acquisition of USM Holdings, Inc. (3)	0.00	--	0.05	--

Non-GAAP diluted earnings per common share from continuing operations, excluding impairment loss on goodwill and identifiable intangible assets, gain on sale of equity investment and USM transaction expenses	$0.47	$0.49	$1.29	$1.22

(1)      Amount is net of tax effect of $19.6 million in the quarter and $27.6 million in the nine-month period
(2)      Amount is net of tax effect which is zero due to the release of a valuation allowance related to capital loss carryforwards
(3)      Amount is net of tax effect of $0.0 million in the quarter and $1.2 million in the nine-month period